Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

Chase Corporation Announces Fiscal Third Quarter 2020 Results

Revenue of $64.9 Million; Earnings Per Share of $1.04

Continues Relative Gross Margin, Cash Flow and Cash Balance Improvement

Expands on Actions Taken Related to COVID-19

Westwood, MA – July 8, 2020 – Chase Corporation (NYSE American: CCF), a global specialty chemicals company that is a leading manufacturer of protective materials for high-reliability applications across diverse market sectors, today announced financial results for the quarter ended May 31, 2020, the third quarter of its fiscal 2020.

Fiscal Third Quarter Key Highlights

•Total Revenue of $64.9 million, compared to $72.1 million in the year-ago period

•Gross Margin of 39%, compared to 36% in the year-ago period

•Net Income of $9.9 million, compared to $8.5 million in the year-ago period

•Adjusted EBITDA of $16.0 million, compared to $16.7 million in the year-ago period

•Ended period with cash balance of $83.3 million

•Free Cash Flow of $15.0 million, compared to $12.4 million in the year-ago period

•Completed sale of Pawtucket, RI facility

•Proactively managed cost structure to address coronavirus (COVID-19) impacts

“Employee safety and well-being remains our top priority during the COVID-19 pandemic, as all of our global facilities continue to exemplify our value proposition by reliably servicing our customers and essential industries.  I want to thank our employees during this challenging time for their service and unwavering commitment to supporting our customers,” said Adam P. Chase, President and Chief Executive Officer of Chase Corporation.

“We continued to exhibit operational and financial discipline in addressing the changing realities in our end markets. Despite a decline in sales in the quarter due to broader macro disruptions related to COVID-19, we took proactive initiatives to support relative margin expansion, including the institution of a temporary 20% reduction in the base salaries of our named executive officers and select members of senior management, as well as the cash compensation of the non-employee members of our Board of Directors.

“We remain committed to our core strategic drivers, a principled approach to organic and inorganic growth, and operational consolidation, while maintaining financial flexibility with a focus on margins, cash flow and a strong balance sheet. These tenets have benefited the Company over the years and even more so now during the COVID-19 pandemic.

“Our organization will continue driving further optimization initiatives and responding to the dynamic environment with our disciplined approach that balances short-term requirements with long-term growth objectives to create value for our shareholders.”

Financial Highlights

●	Total Revenue fell 10% to $64.9 million, compared to Q3 FY19.
●	Gross Margin of 39%, compared to 36% in Q3 FY19, due in part to operational efficiencies and sales mix.
●	Selling, General and Administrative expenses declined 4% to $12.8 million from the year-ago period.
●	Interest expense of $67,000 declined 26% from the year-ago period, as the Company currently has no outstanding debt.
●	Income Tax expense of $2.6 million, compared to $3.6 million in the year-ago period.
●	Other expense totaled $307,000, compared to other income of $17,000 in the year-ago period.
●	Net Income for the third fiscal quarter of 2020 was $9.9 million, or $1.04 per diluted share, compared to a Net Income of $8.5 million, or $0.90 per diluted share, for the third fiscal quarter of 2019. Adjusted EPS for the quarter was $0.99 per diluted share.
●	Adjusted EBITDA for the third fiscal quarter of 2020 was $16.0 million, compared to Adjusted EBITDA of $16.7 million in the prior-year quarter. The reconciliation of Net Income to Adjusted EBITDA is included at the end of this news release.
●	Free Cash Flow in the third fiscal quarter of 2020 was $15.0 million, compared to Free Cash Flow of $12.4 million in the prior-year quarter.

“In these unprecedented times, we undertook difficult decisions to contain expenses, including a 4.5% reduction in our global workforce. This was an action contemplated pre-pandemic but catalyzed by COVID-19, and was taken along with additional administrative expense reductions,” said Christian J. Talma, Treasurer and Chief Financial Officer of Chase Corporation. “This is consistent with our strategic approach to prudently deploy capital to enhance our portfolio of products and pursue inorganic growth to drive shareholder return. Additionally, and to reiterate, financial flexibility is a core component of our strategy and we remain in a position of  strength at the height of  the coronavirus pandemic, with no debt, $83.3 million cash on hand and a $150 million credit facility fully available to support our global operations and investments in growth opportunities.  This provides the Company continued agility to operate in this period of COVID-19 related uncertainty.”

Adhesives, Sealants and Additives

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2020	2019	2020	2019
Revenue	$22,922	$26,009	$73,184	$78,814
Cost of products and services sold	13,044	15,016	41,831	45,339
Gross Margin	$9,878	$10,993	$31,353	$33,475
Gross Margin %	43%	42%	43%	42%

Our Adhesives, Sealants and Additives segment’s revenue declined 12% to $22.9 million compared to Q3 FY19 primarily due to demand-driven declines in the Company’s electronic and industrial coatings product line, on worldwide automotive and industrial demand reduction, further exacerbated by COVID-19, and lower revenue from the specialty chemical intermediates product line across North American markets. The cost of products and services sold declined 13% to $13.0 million compared to the year-ago period, as our cost containment and margin improvement activities partially offset the sales reductions.

Industrial Tapes

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2020	2019	2020	2019
Revenue	$31,752	$33,704	$91,931	$98,324
Cost of products and services sold	21,118	24,499	62,640	71,343
Gross Margin	$10,634	$9,205	$29,291	$26,981
Gross Margin %	33%	27%	32%	27%

Our Industrial Tapes segment’s top-line of $31.8 million was 6% lower than the year-ago period as a result of reduced demand for our cable materials and specialty products product lines, including the conclusion of our low-margin transitional toll manufacturing services in the second fiscal quarter of 2020. These were partially offset by the improved sales in both the electronic materials product line in Asia, and the pulling and detection tapes product line to North American telecommunications and utility industries. The cost of products and services sold declined 14% to $21.1 million compared to the year-ago period, which is a milestone in our goal to reduce fixed costs in this segment.

Corrosion Protection and Waterproofing

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2020	2019	2020	2019
Revenue	$10,197	$12,399	$32,140	$34,108
Cost of products and services sold	5,527	6,891	17,667	19,512
Gross Margin	$4,670	$5,508	$14,473	$14,596
Gross Margin %	46%	44%	45%	43%

Sales from our Corrosion Protection and Waterproofing segment declined 18% to $10.2 million compared to the year-ago period, largely as a result of declining sales in the coating and lining systems, pipeline coatings and building envelope product lines. The net decrease in worldwide oil and gas prices experienced during the third fiscal quarter of 2020 contributed to the overall decline in demand seen during the current period. Partially offsetting these declines was revenue growth from our bridge and highway product line as we entered the start of the outdoor construction season across much of North America. The cost of products and services sold declined 20% to $5.5 million compared to the year-ago period.

More information on COVID-19 updates can be found at the Company website: www.chasecorp.com

About Chase Corporation

Chase Corporation, a global specialty chemicals company that was founded in 1946, is a leading manufacturer of protective materials for high-reliability applications throughout the world. More information can be found on our website https://chasecorp.com/

Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures in this press release. Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are non-GAAP financial measures.  The Company believes that Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are useful performance measures as they are used by its executive management team to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  The Company believes Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are commonly used by financial analysts and others in the industries in which the Company operates, and thus provide useful information to investors. However, Chase’s calculation of Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow may not be comparable to similarly-titled measures published by others. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. This press release provides reconciliations from the most directly comparable financial measure presented in accordance with U.S. GAAP to each non-GAAP financial measure.

Cautionary Note Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential”, among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  To comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes; the highly competitive environment in which the Company operates; as well as expected impact of the coronavirus disease (COVID-19)  pandemic on the Company's businesses. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor & Media Contact:

Michael Cummings or Jackie Marcus

Alpha IR Group

Phone:     (617) 982-0475

E-mail:    CCF@alpha-ir.com

or

Shareholder & Investor Relations Department

Phone:(781) 332-0700

E-mail: investorrelations@chasecorp.com

Website:www.chasecorp.com

The following table summarizes the Company’s unaudited financial results for the three and nine months ended May 31, 2020 and 2019.

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
All figures in thousands, except per share figures	2020	2019	2020	2019
Revenue	$64,871	$72,112	$197,255	$211,246
Costs and Expenses
Cost of products and services sold	39,689	46,406	122,138	136,194
Selling, general and administrative expenses	12,773	13,251	40,223	39,699
Operations optimization costs	268	193	977	453
Loss on impairment of goodwill	—	—	—	2,410
Operating income	12,141	12,262	33,917	32,490
Interest expense	(67)	(91)	(178)	(457)
Gain on sale of real estate	760	—	760	—
Other income (expense)	(307)	17	(1,096)	(1,105)
Income before income taxes	12,527	12,188	33,403	30,928
Income taxes	2,619	3,647	8,254	8,291
Net income	$9,908	$8,541	$25,149	$22,637
Net income per diluted share	$1.04	$0.90	$2.64	$2.39
Weighted average diluted shares outstanding	9,429	9,379	9,436	9,378
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income	$9,908	$8,541	$25,149	$22,637
Interest expense	67	91	178	457
Income taxes	2,619	3,647	8,254	8,291
Depreciation expense	948	1,143	2,989	3,634
Amortization expense	2,898	3,114	8,724	9,339
EBITDA	$16,440	$16,536	$45,294	$44,358
Operations optimization costs	268	193	977	453
Gain on sale of real estate	(760)	—	(760)	—
Loss on impairment of goodwill	—	—	—	2,410
Pension settlement costs	75	11	75	484
Adjusted EBITDA	$16,023	$16,740	$45,586	$47,705

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2020	2019	2020	2019
Reconciliation of net income to adjusted net income
Net income	$9,908	$8,541	$25,149	$22,637
Transitional impact of the Tax Cuts and Jobs Act, net	—	—	—	(140)
Excess tax benefit related to ASU No. 2016-09	(148)	—	(148)	—
Operations optimization costs	268	193	977	453
Gain on sale of real estate	(760)	—	(760)	—
Loss on impairment of goodwill	—	—	—	2,410
Pension settlement costs	75	11	75	484
Income taxes *	88	(43)	(61)	(703)
Adjusted net income	$9,431	$8,702	$25,232	$25,141
Adjusted net income per diluted share (Adjusted diluted EPS)	$0.99	$0.92	$2.65	$2.66

* For the three and nine months ended May 31, 2020 and 2019 represents the aggregate tax effect assuming a 21% tax rate for the items impacting pre-tax income, which is our estimated effective U.S. statutory Federal tax rate for fiscal 2020 and which was our effective U.S. statutory Federal tax rate for fiscal year 2019 .

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2020	2019	2020	2019
Reconciliation of cash provided by operations to free cash flow
Net cash provided by operating activities	$15,204	$12,972	$42,665	$30,275
Purchases of property, plant and equipment	(217)	(537)	(1,044)	(1,841)
Free cash flow	$14,987	$12,435	$41,621	$28,434